UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): June 3, 2008

ARNO THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52153	52-2286452
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

30 Two Bridges Rd., Suite #270
Fairfield, NJ	07004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:
(862) 703-7170

 (Former name or former address, if changed since last report)
Laurier International, Inc.
122 Ocean Park Blvd., Suite 307
Santa Monica, CA 90405

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This current report on Form 8-K contains “forward-looking statements.” The forward-looking statements are only predictions and provide our current expectations or forecasts of future events and financial performance and may be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “will” or “should” or, in each case, their negative, or other variations or comparable terminology, though the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements include all matters that are not historical facts and include, without limitation, statements concerning our business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, our research and development programs and planning for and timing of any clinical trials, the possibility, timing and outcome of submitting regulatory filings for our product candidates under development, potential investigational new drug applications, or INDs, and new drug applications, or NDAs, research and development of particular drug products, the development of financial, clinical, manufacturing and marketing plans related to the potential approval and commercialization of our drug products, and the period of time for which our existing resources will enable us to fund our operations.

Forward-looking statements are subject to many risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. Examples of the risks and uncertainties include, but are not limited to:

•	the risk that we may not successfully develop and market our products, and even if we do, we may not become profitable;

•	risks relating to the progress of our research and development;

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risks relating to significant, time-consuming and costly research and development efforts, including pre-clinical studies, clinical trials and testing, and the risk that clinical trials may be delayed, halted or fail;

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risks relating to the rigorous regulatory approval process required for any products that we may develop independently, with our development partners or in connection with our collaboration arrangements;

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the risk that changes in the national or international political and regulatory environment may make it more difficult to gain U.S. Food and Drug Administration, or FDA, or other regulatory approval of our drug product candidates;

•	risks that the FDA or other regulatory authorities may not accept any applications we file;

•
risks that the FDA or other regulatory authorities may withhold or delay consideration of any applications that we file or limit such applications to particular indications or apply other label limitations;

•	risks that, after acceptance and review of applications that we file, the FDA or other regulatory authorities will not approve the marketing and sale of our drug product candidates;

•	risks relating to our drug manufacturing operations, including those of our third-party suppliers and contract manufacturers;

•
risks relating to the ability of our development partners and third-party suppliers of materials, drug substance and related components to provide us with adequate supplies and expertise to support manufacture of drug product for initiation and completion of our clinical studies;

•	risks relating to the transfer of our manufacturing technology to third-party contract manufacturers;

•	the risk that recurring losses, negative cash flows and the inability to raise additional capital could threaten our ability to continue as a going concern; and

•	other risks and uncertainties detailed in “Risk Factors” and in the documents incorporated by reference in this report.

Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after obtaining promising earlier trial results. Data obtained from such clinical trials are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Except to the extent required by applicable laws or rules, we do not undertake to update any forward-looking statements or to publicly announce revisions to any of our forward-looking statements, whether resulting from new information, future events or otherwise.

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES

ITEM 4.01	CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

ITEM 5.03	AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

ITEM 5.06	CHANGE IN SHELL COMPANY STATUS

COMPLETION OF MERGER TRANSACTION

As previously reported in the Current Report on Form 8-K of Laurier International, Inc. (“Laurier”) filed with the Commission on March 6, 2008, Laurier entered into an Agreement and Plan of Merger dated March 5, 2008 (the “Merger Agreement”), with Laurier Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Laurier (“Laurier Acquisition”), and Arno Therapeutics, Inc., a Delaware corporation (“Old Arno”). Pursuant to the Merger Agreement, the parties agreed that Laurier Acquisition would merge with and into Old Arno, with Old Arno remaining as the surviving entity and a wholly-owned operating subsidiary of Laurier (the “Merger”). The Merger was completed on June 3, 2008.

Also on June 3, 2008, Laurier filed a Certificate of Ownership and Merger with the Secretary of State of Delaware pursuant to which Old Arno, Laurier’s wholly-owned subsidiary after the Merger, merged with and into Laurier with Laurier remaining as the surviving corporation (the “Short-Form Merger”). In connection with the Short-Form Merger, and as set forth in the Certificate of Ownership and Merger, Laurier changed its corporate name to “Arno Therapeutics, Inc.” (“Arno”). The Merger and Short-Form Merger are collectively referred to throughout this report as the “Merger.” Unless the context otherwise requires, hereafter in this report the terms the “Company,” “we,” “us,” or “our” refer to Arno, after giving effect to the Merger. References in this report to “Laurier” refer to Laurier International, Inc. prior to the time of the Merger, unless to context indicates otherwise.

Upon completion of the Merger and in accordance with the terms of the Merger Agreement, the current officers and directors of Laurier resigned and the current officers and directors of Old Arno were appointed officers and directors of Arno. In particular, Thomas W. Colligan resigned as Laurier’s president and sole director, and Arie S. Belldegrun, Robert I. Falk, Peter M. Kash, Joshua A. Kazam, and David M. Tanen were appointed as directors (all of whom were directors of Old Arno immediately prior to and after the Merger). In addition, the executive officers of Old Arno were appointed as officers of the Company.

At the effective time of the Merger, each issued and outstanding share of Old Arno’s common stock, $0.001 par value per share (the “Old Arno Common Stock”), outstanding immediately prior to the Merger was automatically converted into and exchanged for 1.99377 shares (the “Exchange Ratio”) of common stock of Laurier, par value $0.0001 per share (the “Company Common Stock”), or an aggregate of 19,291,824 shares of Company Common Stock. In addition, each outstanding option, warrant or other right to acquire Old Arno Common Stock outstanding immediately prior to the Merger converted into an option, warrant or right to purchase or acquire a number of shares of Company Common Stock based upon, and at exercise prices adjusted by, the Exchange Ratio. After giving effect to the Merger, the holders of Old Arno Common Stock, on a fully-diluted basis, hold approximately 95% of our outstanding shares of Common Stock.

After giving effect to the Merger, there are 20,392,024 shares of Company Common Stock issued and outstanding. In addition, there are an additional 1,611,760 shares reserved for issuance upon the exercise or conversion of outstanding options, warrants and other rights to acquire shares of Company Common Stock at prices ranging from $0.13 to $2.42.

Prior to the Merger, Laurier was considered a “shell company” as that term is defined by rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As of the Merger, the Company has adopted and will continue implementing Old Arno’s business plan. For accounting purposes, the Merger will be accounted for as a reverse acquisition with Arno as the accounting acquirer (legal acquiree) and Laurier as the accounting acquiree (legal acquiror). The Company is no longer a shell company.

The issuance of Company Common Stock to the shareholders of Old Arno in the Merger was exempt from registration under the Securities Act pursuant to Section 4(2) thereof. This determination was based on the representations of the Old Arno shareholders and investors which included, in pertinent part, that such persons were either “accredited investors” or were acting through a “purchaser representative,” each within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, or the Securities Act, that such persons were acquiring the shares of Company Common Stock issued to them pursuant to the Merger, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof in violation of the Securities Act, and that each person understood that the shares of Company Common Stock issued in the Merger may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

DESCRIPTION OF BUSINESS

Overview of Arno’s Business

Arno is a development-stage company focused on acquiring, developing and eventually commercializing innovative products for the treatment of cancer. Arno seeks to acquire rights to novel, preclinical or early stage clinical oncology product candidates, primarily from academic and research insitutions. Arno currently has the rights to and is developing three oncology product candidates:

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AR-67 - Arno’s lead product candidate is a novel, third-generation campothecin analogue. Arno is currently conducting a multi-center, ascending dose Phase I clinical trial of AR-67 in patients with advanced solid tumors. Once the maximum tolerated dose, or MTD, in the Phase I study is identified, Arno anticipates commencing a Phase II clinical trial of AR-67 in patients with glioblastoma multiforme, or GBM, an aggressive form of brain cancer. Arno plans to initiate additional Phase II clinical trials in a variety of other solid and hemotalogical cancers. Arno is also evaluating an oral formulation of AR-67.

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AR-12 - Arno is also developing AR-12, an orally available preclinical compound that is a novel inhibitor of phosphoinositide dependent protein kinase-1 (PDK-1) that targets the Akt pathway while also possessing activity in the endoplasmic reticulum (ER) stress and other pathways targeting apoptosis. Preclinical studies suggest that AR-12 may provide therapeutic benefit either alone or in combination with other therapeutic agents. Arno is currently conducting prelinical toxicology and manufacturing studies that it anticipates will provide the basis for the filing of an investigational new drug application, or IND, in early 2009.

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AR-42 - Arno is also developing AR-42, an orally available preclinical compound for the treatment of cancer. AR-42 is a broad spectrum inhibitor of deacetylase targets, refered to as pan-DAC inhibition, as well as an inhibitor of Akt via the protein phosphatase I pathway. In pre-clinical models, AR-42 has demonstrated greater potency and a competitive profile in tumors when compared with vorinostat (also known as SAHA and marketed as Zolinza® by Merck), the leading marketed histone deacetylase inhibitor. Arno is currently conducting IND-enabling studies and anticipates filing an IND in early 2009.

Oncology Overview

Cancer is the second leading cause of death in the United States, surpassed only by heart disease. Since 1990, over 18 million new cancer cases have been diagnosed. According to a 2008 report by the American Cancer Society, the National Institutes of Health estimate direct costs for medical care for cancer related treatments in the United States in 2007 were $89.0 billion. With a 65% 5-year relative survival rate for all cancers from 1996-2002, oncology remains a significant unmet medical need.

Different types of cancer behave in unique ways and respond to different treatments. Many types of drugs are used to treat cancer, including cytotoxics or antineoplastics, hormones, and biologics. According to a March 2007 report by Cowen and Company, the global cancer market was roughly $54.0 billion in 2006, of which cytotoxics accounted for 33% or $17.6 billion.

Cytotoxics, known as chemotherapeutics, tend to interfere with a few essential cellular processes in order to kill cancer cells. Although there are many cytotoxic agents, there is a considerable amount of overlap in their mechanisms of action. As such, the choice of a particular agent or group of agents is generally based on the result of empirical clinical trials and a desire to balance an aggressive treatment regimen with considerations to the patient’s comfort and quality of life, a consideration that makes the convenience of oral drugs more desirable than ones delivered intravenously.

Camptothecins and their analogues have demonstrated potent cytotoxic profiles throughout clinical trials and their marketed usage. They represent a significant part of the chemotherapeutics class with $1.1 billion in annual sales. Arno’s lead drug candidate, AR-67, is a novel, third-generation camptothecin analogue that has demonstrated high potency in preclinical studies and improved pharmacokinetic properties, characteristics that Arno believes may translate to superior clinical activity. Additionally, the potential for oral administration may increase patient convenience.  A Phase I clinical study of AR-67 in patients with advanced solid tumors is currently ongoing.  Multiple Phase II studies are planned for initiation in 2008 in a variety of cancers, including glioblastoma multiforme, a highly aggressive form of brain cancer.

Arno Product Pipeline

Lead Product - AR-67

Background on Camptothecins

Camptothecin and its analogues, together referred to as camptothecins, are a class of drugs widely used to treat certain types of cancers, with worldwide annual sales exceeding $1.1 billion. Camptothecins treat cancer by disrupting cell division through the inhibition of topoisomerase I, a critical enzyme in DNA replication. Through this inhibition and additional mechanisms of action, camptothecins target cancer cells preferentially to normal tissues, making them a promising class of drugs in this indication.

All clinically relevant camptothecins react with water and exist in two forms under physiologic conditions: a biologically active “lactone” form and a largely inactive but toxic “carboxylate” form. In human blood, chemical equilibrium greatly favors the carboxylate form, with rapid conversion of the active lactone form to the inactive carboxylate form in vivo. Maintaining a therapeutic level of the lactone form in vivo has proven to be a significant challenge in the development of the class.

Second-generation camptothecin analogues focused on improving lactone stability by increasing lipophilicity and modifying binding profiles between the compound and blood proteins. Two second generation therapies, topotecan (Hycamtin®, Glaxo-Smith-Kline) and irinotecan (also known as CPT-11 and marketed as Camptostar® by Pfizer), are approved by the FDA. Topotecan, the first camptothecin to receive marketing approval in the United States, is used as a second-line intravenous therapy in several tumor types including ovarian, small cell lung cancer, and cervical cancers. Irinotecan is a largely inactive intravenous pro-drug for SN-38, a potent but insoluble camptothecin analogue. Irinotecan is used as a front-line and second-line therapy for colorectal cancer and is by far the leading drug in the class with over $903 million in worldwide annual sales. While these drugs represent a marked improvement compared with the parent compound, their in vivo stability profiles remain suboptimal. Exposure to the active lactone form can be measured by lactone:total area under the curve ratio, or AUC ratio, which measures the ratio of the drug forms over the course of drug exposure. Lactone AUC ratios are 30-40% for topotecan, 40-45% for CPT-11, and 50-75% for SN-38.

AR-67 is a novel, third-generation camptothecin analogue that has demonstrated high potency in preclinical studies and improved pharmacokinetic properties in humans as compared with first and second-generation products. In the ongoing Phase I study, preliminary pharmacokinetic data suggest a lactone AUC ratio of approximately 90%.

Arno believes that this unique profile may translate into superior efficacy and patient convenience in the treatment of brain, colon, and other cancers. Arno believes these advantages could allow AR-67 to become a leading product in the camptothecin market. AR-67 is currently being evaluated in a Phase I clinical trial in patients with advanced solid tumors. Following the completion of this Phase I trial, Arno anticipates initiating multiple Phase II clinical trials in 2008 in a variety of tumor types, including glioblastoma multiforme, or GBM. Arno is also evaluating an oral formulation of AR-67 in preclinical studies.

Potential Advantages of AR-67

AR-67 has demonstrated potent topoisomerase I inhibition and greatly improved in vivo stability of the active lactone form when compared with topotecan and irinotecan. Structural characteristics make AR-67 highly lipophilic, with preclinical evaluation showing 10-fold and 250-fold increases in lipophilicity over SN-38 and topotecan, respectively. Favorable plasma protein binding characteristics also contribute to AR-67’s superior lactone AUC ratio compared with marketed camptothecins. In the ongoing Phase I study, preliminary data suggests a lactone AUC ratio of approximately 90%.

Preclinical studies with AR-67 have demonstrated a unique anti-cancer profile, with in vitro cytotoxicity comparable to topotecan and SN-38 in several tumor lines, including non-small-cell lung and central nervous system cancers. AR-67 was used in preclinical xenograft studies and showed particular promise in brain cancers, where the drug significantly inhibited tumor growth and elicited complete responses in subcutaneous and intracranial glioma models. Arno believes that the preclinical evidence of AR-67’s potency combined with the preliminary pharmacokinetic data observed in the Phase I study may lead to a superior therapeutic profile.

Clinical Development Program

Arno is currently conducting a single agent, ascending dose Phase I clinical study of AR-67 in patients with advanced solid tumors. The study will evaluate the safety of AR-67, establish the maximum tolerated dose, and characterize the plasma pharmacokinetic, or PK, profile. In 2008, Arno plans to initiate multiple Phase II studies of AR-67 in patients with GBM and other solid tumor or hematological indications. Arno believes that AR-67’s high lipophilicity may promote blood-brain-barrier penetration of therapeutic levels of the lactone form and increase activity relative to other drugs in the class. While there can be no assurances, demonstrated efficacy in GBM, an orphan indication, may provide an accelerated path to approval, increased market protection, and expanded sales potential.

In addition to the current intravenous formulation, Arno is developing an oral formulation of AR-67. Preclinical studies have demonstrated oral bioavailability of 25-30% with an initial prototype formulation, and Arno is currently investigating several formulations in order to optimize bioavailability. Arno believes that this oral dosing may offer a significant marketing advantage as a result of the added patient convenience.

AR-12

Arno is also developing AR-12, a potentially first-in-class, orally available cancer treatment in preclinical development. AR-12 is an inhibitor of phosphoinositide dependent protein kinase-1, or PDK-1, that targets the Akt pathway while also possessing activity in the endoplasmic reticulum (ER) stress pathway and other pathways targeting apoptosis. In preclinical studies, AR-12 has demonstrated activity in a wide range of tumor types and synergistic effects with several widely used anti-cancer agents, enhancing potency or overcoming drug-resistance when used in combination with Avastin® (Genentech), Herceptin® (Genentech), Gleevec® (Novartis), Tarceva® (Genentech) and tamoxifen. Arno plans to file an IND for AR-12 in early 2009.

AR-42

Arno is also developing AR-42, an oral cancer therapy in preclinical development. AR-42 is a broad spectrum deacetylace inhibitor, referred to as a pan-DAC inhibitor, that also inhibits Akt via the protein phosphate I pathway. In preclinical studies, AR-42 has demonstrated greater potency and activity in solid tumors when compared with vorinostat (also known as SAHA and marketed as Zolinza® by Merck), the leading marketed histone deacetylase inhibitor. The additional mechanisms of AR-42 may contribute to the compound’s superior profile in vitro and in vivo. Arno plans to file an IND for AR-42 in early 2009.

Competition

Many therapeutic options are available for patients with cancer, including cytotoxics or antineoplastics, hormones, and biologics. Our success will depend, in part, upon our ability to achieve market share at the expense of existing established and future products in the relevant target markets. Existing and future products, therapies, technologies, technological innovations, and delivery systems will likely compete directly with our products. Some of our existing competitors include, without limitation BioNumerik Pharmaceuticals, Inc., SuperGen, Inc., Chon Kun Dang Pharmaceuticals, Inc., Sigma Tau Pharmaceuticals and Novartis AG, and Dr. Reddy’s Labs. All of these companies have substantially greater resources and experience than we do.

License Agreements and Intellectual Property

Our goal is to obtain, maintain and enforce patent protection for our products, formulations, processes, methods and other proprietary technologies, preserve our trade secrets, and operate without infringing on the proprietary rights of other parties, both in the United States and in other countries. Our policy is to actively seek to obtain, where appropriate, the broadest intellectual property protection possible for our current product candidates and any future product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad. However, even patent protection may not always afford us with complete protection against competitors who seek to circumvent our patents. If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.” See “Risk Factors”.

We will continue to depend upon the skills, knowledge and experience of our scientific and technical personnel, as well as that of our advisors, consultants and other contractors, none of which is patentable. To help protect our proprietary know-how, which is not patentable, and for inventions for which patents may be difficult to enforce, we currently rely and will in the future rely on trade secret protection and confidentiality agreements to protect our interests. To this end, we require all of our employees, consultants, advisors and other contractors to enter into confidentiality agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business.

Arno will actively seek to obtain, where appropriate, the broadest intellectual property protection possible for its product candidates, proprietary information and proprietary technology through a combination of contractual arrangements and patents, both in the U.S. and abroad.

AR-67 License Agreement

In October 2006, Arno entered into an exclusive, worldwide, royalty-bearing license agreement (the “Pitt Agreement”) with the University of Pittsburgh (“Pitt”) for the rights to commercialize issued patents, patent applications and know-how relating to AR-67 for all therapeutic uses. Arno has expanded, and intends to continue to expand, its patent portfolio by filing additional patents covering expanded uses for this technology.

Under the terms of the Pitt Agreement, Arno made a one-time cash payment of $350,000 to Pitt and reimbursed it for past patent expenses. Additionally, Pitt will receive performance-based cash payments upon successful completion of clinical and regulatory milestones relating to AR-67. Arno will make the first milestone payment to Pitt following the filing of the first New Drug Application, or NDA, filed with the FDA for AR-67. Arno is also required to pay to Pitt an annual maintenance fee on each anniversary of the Pitt Agreement, and to pay Pitt a royalty equal to a percentage of net sales of AR-67. To the extent Arno enters into a sublicensing agreement relating to AR-67, Arno will pay Pitt a portion of all non-royalty income received from such sublicensee.

The Pitt Agreement also provides that Arno will indemnify and hold Pitt and its affiliates harmless from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including reasonable attorneys’ fees) arising out of or in connection with (i) the production, manufacture, sale, use, lease, consumption or advertisement of AR-67, (ii) the practice by Arno or any affiliate or sublicensee of the licensed patent; or (iii) any obligation of Arno under the Pitt Agreement unless any such claim is determined to have arisen out of the gross negligence, recklessness or willful misconduct of Pitt. The Pitt Agreement will terminate upon the expiration of the last patent relating to AR-67. Pitt may generally terminate the Pitt Agreement at any time upon a material breach by Arno to the extent Arno fails to cure any such breach within 60 days after receiving notice of such breach or in the event Arno files for bankruptcy. Arno may terminate the Pitt Agreement for any reason upon 90 days’ prior written notice.

OSU License Agreements

In January 2008, Arno entered into two exclusive, worldwide, royalty-bearing license agreements (the “OSU Agreements”) with The Ohio State University Research Foundation, or Ohio State, for the rights to commercialize certain patent applications, know-how and improvements relating to AR-42 and AR-12 (the “OSU Compounds”) for all therapeutic uses.

Pursuant to the OSU Agreements, Arno made one-time cash payments to Ohio State in the aggregate amount of $450,000 and reimbursed it for past patent expenses. Additionally, Ohio State will receive performance-based cash payments upon successful completion of clinical and regulatory milestones relating to the OSU Compounds in the U.S., Europe and Japan. The first milestone payment for each OSU Compound will be due when the first patient is dosed in the first company sponsored Phase I clinical trial of each of AR-42 and AR-12, respectively. To the extent Arno enters into a sublicensing agreement relating to either or both of the OSU Compounds, Arno will pay Ohio State a portion of all non-royalty income received from such sublicensee.

The OSU Agreements provide that Arno will indemnify Ohio State from any and all claims arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the, except to the extent that any such claim arises out of the gross negligence or willful misconduct of Ohio State. The OSU Agreements will each expire, respectively, on the later of (i) the expiration of the last valid claim contained in any licensed patent and (ii) 20 years after the effective date of the license. Ohio State will generally be able to terminate the license upon the Company’s breach of the terms of the license the extent it fails to cure any such breach within 90 days after receiving notice of such breach or its bankruptcy. Arno may terminate the license upon 90 days’ prior written notice.

Government Regulation

U.S. Regulation

The research, development, testing, manufacture, labeling, promotion, advertising, distribution, and marketing, among other things, of our products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or the FDCA, and its implementing regulations. Failure to comply with the applicable U.S. requirements may subject us to administrative or judicial sanctions, such as FDA refusal to approve a pending NDA, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

Drug Approval Process. None of Arno’s drugs may be marketed in the U.S. until the drug has received FDA approval. The steps required before a drug may be marketed in the U.S. include:

•	preclinical laboratory tests, animal studies, and formulation studies;

•	submission to the FDA of an IND, for human clinical testing, which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with current good manufacturing practices, or cGMPs; and

•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity, and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. Arno cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential “Phases,” although the Phases may overlap. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage; (ii) identify possible adverse effects and safety risks; and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that Phase I, Phase II, or Phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, the sponsor of a clinical trial or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits the FDA and the IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as Special Protocol Assessment. These agreements may not be changed after the clinical studies begin, except in limited circumstances.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort, and financial resources. The FDA reviews the application and may deem it to be inadequate to support the registration. Companies cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also refer the application to the appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review, and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs, and/or provide for approval on the basis of surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life-threatening conditions, those with the potential to address unmet medical needs, and those that provide meaningful benefit over existing treatments. A company cannot be sure that any of its drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced.

Before approving an NDA, the FDA usually will inspect the facility or the facilities at which the drug is manufactured and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter followed by an approval letter. Both letters usually contain a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require post-marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes, or making certain additional labeling claims, are subject to further FDA review and approval. Before a company can market products for additional indications, it must obtain additional approvals from FDA. Obtaining approval for a new indication generally requires that additional clinical studies be conducted. A company cannot be sure that any additional approval for new indications for any product candidate will be approved on a timely basis, or at all.

Post-Approval Requirements. Often times, even after a drug has been approved by the FDA for sale, the FDA may require that certain post-approval requirements be satisfied, including the conduct of additional clinical studies. If such post-approval conditions are not satisfied, the FDA may withdraw its approval of the drug. In addition, holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. We intend to use third party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market.

Foreign Regulation

In addition to regulations in the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our future products. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, marketing authorizations may be submitted either under a centralized or mutual recognition procedure. The centralized procedure provides for the grant of a single marking authorization that is valid for all European Union member states. The mutual recognition procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marking authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.

In addition to regulations in Europe and the United States, we will be subject to a variety of foreign regulations governing clinical trials and commercial distribution of our future products, if any.

Legal Proceedings

Arno is not currently involved in any legal proceedings.

Description of Property

On August 10, 2007, Arno entered into a 3-year office lease for approximately 1,956 square feet on the 2nd floor of a building located at 30 Two Bridges Rd., Fairfield, NJ 07004. The lease term expires on November 30, 2010. Monthly base rent is $3,749 with 4% annual escalations to $3,899 per month effective December 1, 2008 and to $4,055 per month effective December 1, 2009. In addition, utility rent is $282 per month over the term of the lease, subject to future increases. Arno is also responsible for payment of its share of certain charges such as operating costs and taxes in excess of the base year and additional rent. In connection with this lease, Arno has made a $12,165 cash deposit.

Employees

As of the date of this report, we have four employees, all of whom are full-time. We also retain several consultants who serve in various operational capacities. We anticipate hiring a full-time chief executive officer and a chief financial officer, as well as additional members of our research and development staff in support of product development and administrative staff.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this report before purchasing shares of our Common Stock. Investing in our Common Stock involves a high degree of risk. If any of the following events or outcomes actually occurs, our business, operating results and financial condition could be materially and adversely affected. As a result, the trading price of our Common Stock could decline and you may lose all or part of the money you paid to purchase our Common Stock.

The Merger was completed on June 3, 2008, and as of such date, the business of Old Arno was adopted as our business. As such, the following Risk Factors are focused on the current and historical operations of Arno, and generally exclude the risks associated with the prior operations of Laurier.

We are a development stage company.

We were incorporated in August 2005 and are in the development stage. We have not received any operating revenues to date. You should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in our stage of development, and particularly for companies engaged in the development of new biotechnology or biopharmaceutical product candidates, many of which may be beyond our control. These include, but are not limited to, problems relating to product development, testing, regulatory compliance, manufacturing, marketing, costs and expenses that may exceed current estimates and competition. No assurance can be given that our lead product, AR-67, our other product candidates, or any technologies or products that we may acquire in the future will be successfully developed, commercialized and accepted by the marketplace or that sufficient revenues will be realized to support operations or future research and development programs.

We currently have no product revenues and will need to raise substantial additional capital to operate our business.

To date, we have generated no product revenues, and do not expect to generate any revenues until, and only if, we receive approval to sell our drugs from the FDA and other regulatory authorities for our product candidates. Therefore, for the foreseeable future, we will have to fund all of our operations and capital expenditures from the net proceeds of our June 2008 private placement, cash on hand, licensing fees and grants.

The use of the proceeds from our June 2008 private placement will depend on many factors, including among other things the course of the clinical and regulatory development of our current product candidates and the acquisition of new technologies and personnel. Based on our current development plans, we expect that our current resources will be sufficient to fund our operations until third quarter 2009. We will need to seek substantial additional financing in order to continue developing our current and any future product candidates, which additional financing may not be available on favorable terms, if at all.

If we do not succeed in raising additional funds on acceptable terms, we may be unable to complete planned pre-clinical testing and human clinical trials or obtain approval of our product candidates from the FDA and other regulatory authorities. In addition, we could be forced to discontinue product development, reduce or forego attractive business opportunities. Any additional sources of financing will likely involve the issuance of our equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable.

We expect to incur substantial losses and negative operating cash flow for the foreseeable future, and we may never achieve or maintain profitability. For the year ended December 31, 2007, we had a net loss of $3,359,697 and for the period from our inception on August 1, 2005 through March 31, 2008, we had a net loss of $7,429,173. Since our inception through March 31, 2008, we have an accumulated deficit of $7,429,173 and stockholders’ deficit of $6,526,455. Even if we succeed in developing and commercializing one or more of our product candidates, we expect to incur substantial losses for the foreseeable future, as we:

•	continue to undertake pre-clinical development and clinical trials for our product candidates;

•	seek regulatory approvals for our product candidates;

•	in-license or otherwise acquire additional products or product candidates;

•	implement additional internal systems and infrastructure; and

•	hire additional personnel.

We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability in the future. Our failure to achieve or maintain profitability could negatively impact the value of Arno Common Stock.

We have a limited operating history upon which to base an investment decision.

We are a development stage company and have not demonstrated our ability to perform the functions necessary for the successful commercialization of any of our product candidates. The successful commercialization of our product candidates will require us to perform a variety of functions, including:

•	continuing to undertake pre-clinical development and clinical trials for our product candidates;

•	participating in regulatory approval processes;

•	formulating and manufacturing products; and

•	conducting sales and marketing activities.

Our operations have been limited to organizing our company, acquiring, developing and securing our proprietary technology and preparing for pre-clinical and clinical trials of our product candidates. These operations provide a limited basis for you to assess our ability to commercialize our product candidates and the advisability of investing in our securities.

We may not obtain the necessary U.S. or worldwide regulatory approvals to commercialize our product candidates.

We will need FDA approval to commercialize our product candidates in the U.S. and approvals from the FDA equivalent regulatory authorities in foreign jurisdictions to commercialize our product candidates in those jurisdictions. In order to obtain FDA approval of any of our product candidates, we must submit to the FDA a NDA demonstrating that the product candidate is safe for humans and effective for its intended use. This demonstration requires significant research and animal tests, which are referred to as pre-clinical studies, as well as human tests, which are referred to as clinical trials. Satisfaction of the FDA’s regulatory requirements typically takes many years, depends upon the type, complexity and novelty of the product candidate and requires substantial resources for research, development and testing. We cannot predict whether our research and clinical approaches will result in drugs that the FDA considers safe for humans and effective for indicated uses. The FDA has substantial discretion in the drug approval process and may require us to conduct additional pre-clinical and clinical testing or to perform post-marketing studies. The approval process may also be delayed by changes in government regulation, future legislation or administrative action or changes in FDA policy that occur prior to or during our regulatory review. Delays in obtaining regulatory approvals may:

•	delay commercialization of, and our ability to derive product revenues from, our product candidates;

•	impose costly procedures on us; or

•	diminish any competitive advantages that we may otherwise enjoy.

Even if we comply with all FDA requests, the FDA may ultimately reject one or more of our NDAs. We cannot be sure that we will ever obtain regulatory clearance for our product candidates. Failure to obtain FDA approval of any of our product candidates will severely undermine our business by reducing our number of salable products and, therefore, corresponding product revenues.

In foreign jurisdictions, we must receive approval from the appropriate regulatory authorities before we can commercialize our drugs. Foreign regulatory approval processes generally include all of the risks associated with the FDA approval procedures described above. We cannot assure that we will receive the approvals necessary to commercialize our product candidate for sale outside the U.S.

Each of our product candidates is in early stages of development.

Each of our product candidates is in an early stage of development and requires extensive clinical testing before it will be approved by the FDA or another regulatory authority in a jurisdiction outside the U.S. We cannot predict with any certainty the results of such clinical testing. We cannot predict with any certainty if, or when, we might commence any such clinical trials or whether such trials will yield sufficient data to permit us to proceed with additional clinical development and ultimately submit an application for regulatory approval of our product candidates in the U.S. or abroad, or whether such applications will be accepted by the appropriate regulatory agency.

Our products use novel alternative technologies and therapeutic approaches, which have not been widely studied.

Our product development efforts focus on novel therapeutic approaches and technologies that have not been widely studied. These approaches and technologies may not be successful. We are applying these approaches and technologies in our attempt to discover new treatments for conditions that are also the subject of research and development efforts of many other companies.

Clinical trials are very expensive, time-consuming and difficult to design and implement.

Human clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The clinical trial process is also time consuming. We estimate that clinical trials of our product candidates will take at least several years to complete. Furthermore, failure can occur at any stage of the trials, and we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	safety issues;

•	determination of dosing issues;

•	lack of effectiveness during clinical trials;

•	slow rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment; and

•	inability or unwillingness of medical investigators to follow our clinical protocols.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, we cannot be certain that their results will support the claims of our product candidates. Success in pre-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues. In addition, our clinical trials involve a small patient population. Because of the small sample size, the results of these clinical trials may not be indicative of future results.

Physicians and patients may not accept and use our drugs.

Even if the FDA approves our product candidates, physicians and patients may not accept and use them. Acceptance and use of our product will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs;

•	cost-effectiveness of our products relative to competing products;

•	availability of reimbursement for our products from government or other healthcare payers; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would harm our business and could require us to seek additional financing.

Our drug-development program depends upon third-party researchers who are outside our control.

We will depend upon independent investigators and collaborators, such as universities and medical institutions, to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

We rely exclusively on third parties to formulate and manufacture our product candidates.

We have no experience in drug formulation or manufacturing and do not intend to establish our own manufacturing facilities. We lack the resources and expertise to formulate or manufacture our own product candidates. We currently, and intend in the future, to contract with one or more manufacturers to manufacture, supply, store and distribute drug supplies for our clinical trials.  If any of our product candidates receive FDA approval, we will rely on one or more third-party contractors to manufacture our drugs. Our anticipated future reliance on a limited number of third-party manufacturers exposes us to the following risks:

•
We may be unable to identify manufacturers on acceptable terms or at all, because the number of potential manufacturers is limited and subsequent to NDA approval, the FDA must approve any replacement contractor. This approval would require new testing and compliance inspections. In addition, a new manufacturer may have to be educated in, or develop substantially equivalent processes for, production of our products after receipt of FDA approval, if any.

•	Our third-party manufacturers might be unable to formulate and manufacture our drugs in the volume and of the quality required to meet our clinical needs and commercial needs, if any.

•
Our future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to supply our clinical trials or to successfully produce, store and distribute our products.

•
Drug manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the Drug Enforcement Agency, and corresponding state agencies to ensure strict compliance with good manufacturing practice and other government regulations and corresponding foreign standards. We do not have control over third-party manufacturers’ compliance with these regulations and standards.

Each of these risks could delay our clinical trials, the approval, if any of our product candidates by the FDA or the commercialization of our product candidates or result in higher costs or deprive us of potential product revenues.

We have no experience selling, marketing or distributing products and no internal capability to do so.

We currently have no sales, marketing or distribution capabilities. We do not anticipate having resources in the foreseeable future to allocate to the sales and marketing of our proposed products. Our future success depends, in part, on our ability to enter into and maintain sales and marketing collaborative relationships, the collaborator’s strategic interest in the products under development and such collaborator’s ability to successfully market and sell any such products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, there can be no assurance that we will be able to establish or maintain such collaborative arrangements, or if able to do so, that they will have effective sales forces. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sales and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with technical expertise. There can also be no assurance that we will be able to establish or maintain relationships with third-party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and there can be no assurance that such efforts will be successful. In addition, there can also be no assurance that we will be able to market and sell our product in the U.S. or overseas.

If we cannot compete successfully for market share against other drug companies, we may not achieve sufficient product revenues and our business will suffer.

The market for our product candidates is characterized by intense competition and rapid technological advances. If our product candidates receive FDA approval, they will compete with a number of existing and future drugs and therapies developed, manufactured and marketed by others. Existing or future competing products may provide greater therapeutic convenience or clinical or other benefits for a specific indication than our products, or may offer comparable performance at a lower cost. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues and our business will suffer.

We will compete against fully integrated pharmaceutical companies and smaller companies that are collaborating with larger pharmaceutical companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors have technologies already approved or in development. In addition, many of these competitors, either alone or together with their collaborative partners, operate larger research and development programs and have substantially greater financial resources than we do, as well as significantly greater experience in:

•	developing drugs;

•	undertaking pre-clinical testing and human clinical trials;

•	obtaining FDA and other regulatory approvals of drugs;

•	formulating and manufacturing drugs; and

•	launching, marketing and selling drugs.

Developments by competitors may render our products or technologies obsolete or non-competitive.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. The drugs that we are attempting to develop will have to compete with existing therapies. In addition, a large number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the U.S. and abroad. In addition, companies pursuing different but related fields represent substantial competition. Many of these organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, longer drug development history in obtaining regulatory approvals and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to attract qualified personnel and parties for acquisitions, joint ventures or other collaborations.

If we fail to protect or enforce our intellectual property rights adequately or secure rights to patents of others, the value of our intellectual property rights would diminish.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing upon the proprietary rights of third parties. Additionally, if any third-party manufacturer makes improvements in the manufacturing process for our products, we may not own, or may have to share, the intellectual property rights to the innovation.

To date, we hold certain exclusive rights under U.S. patents and patent applications as well as rights under foreign patent applications. We anticipate filing additional patent applications both in the U.S. and in other countries, as appropriate. However, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent our patents;

•	if and when patents will issue;

•	whether or not others will obtain patents claiming aspects similar to those covered by our patents and patent applications; or

•	whether we will need to initiate litigation or administrative proceedings which may be costly whether we win or lose.

If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all of our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

If we infringe upon the rights of third parties we could be prevented from selling products, forced to pay damages, and defend against litigation.

If our products, methods, processes and other technologies infringe upon the proprietary rights of other parties, we could incur substantial costs and we may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

If requirements under our license agreements are not met, we could suffer significant harm, including losing rights to our products.

We depend on licensing agreements with third parties to maintain the intellectual property rights to our products under development. Presently, we have licensed rights from the University of Pittsburgh and The Ohio State University Research Foundation. These agreements require us and our licensors to perform certain obligations that affect our rights under these licensing agreements. All of these agreements last either throughout the life of the patents, or with respect to other licensed technology, for a number of years after the first commercial sale of the relevant product.

In addition, we are responsible for the cost of filing and prosecuting certain patent applications and maintaining certain issued patents licensed to us. If we do not meet our obligations under our license agreements in a timely manner, we could lose the rights to our proprietary technology.

Finally, we may be required to obtain licenses to patents or other proprietary rights of third parties in connection with the development and use of our products and technologies. Licenses required under any such patents or proprietary rights might not be made available on terms acceptable to us, if at all.

Our ability to generate product revenues will be diminished if our drugs sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our drugs, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from:

•	government and health administration authorities;

•	private health maintenance organizations and health insurers; and

•	other healthcare payers.

Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers, including Medicare, are challenging the prices charged for medical products and services. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs. Even if our product candidates are approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover our drugs. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for any of our products, once approved, market acceptance of our products could be reduced.

We may not successfully manage our growth.

Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we may need to expand our facilities, augment our operational, financial and management systems and hire and train qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We may be exposed to liability claims associated with the use of hazardous materials and chemicals.

Our research and development activities may involve the controlled use of hazardous materials and chemicals. Although we believe that our safety procedures for using, storing, handling and disposing of these materials comply with federal, state and local laws and regulations, we cannot completely eliminate the risk of accidental injury or contamination from these materials. In the event of such an accident, we could be held liable for any resulting damages and any liability could materially adversely effect our business, financial condition and results of operations. In addition, the federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous or radioactive materials and waste products may require us to incur substantial compliance costs that could materially adversely affect our business, financial condition and results of operations.

We will rely on key employees and scientific and medical advisors, whose knowledge of our business and technical expertise would be difficult to replace.

We currently rely on certain key employees, the loss of any one or more of whom could delay our development program. We are and will be highly dependent on our principal scientific, regulatory and medical advisors. We do not have “key person” life insurance policies for any of our officers. The loss of the technical knowledge and management and industry expertise of any of our key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect our operating results.

If we are unable to hire additional qualified personnel, our ability to grow our business may be harmed.

Attracting and retaining qualified personnel will be critical to our success. Our success is highly dependent on the hiring and retention of key personnel and scientific staff. While we are actively recruiting additional experienced members for the management team, there is intense competition and demand for qualified personnel in our area of business and no assurances can be made that we will be able to retain the personnel necessary for the development of our business on commercially reasonable terms, if at all. Certain of our current officers, directors, scientific advisors and/or consultants or certain of the officers, directors, scientific advisors and/or consultants hereafter appointed may from time to time serve as officers, directors, scientific advisors and/or consultants of other biopharmaceutical or biotechnology companies. We rely, in substantial part, and for the foreseeable future will rely, on certain independent organizations, advisors and consultants to provide certain services, including substantially all aspects of regulatory approval, clinical management, and manufacturing. There can be no assurance that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. Our inability to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

There are certain interlocking relationships among us and certain affiliates of Two River Group Holdings, LLC, which may present potential conflicts of interest.

Dr. Arie Belldegrun, Peter M. Kash, Joshua A. Kazam and David M. Tanen, each a director and stockholder of Arno, are the managing members of Two River Group Holdings, LLC, or Two River, a venture capital firm specializing in the formation of biotechnology companies, and are officers and directors of Riverbank Capital Securities, Inc., or Riverbank, a broker dealer registered with the Financial Industry Regulatory Authority, or FINRA (formerly NASD). Mr. Tanen also serves as our Secretary and Scott Navins, the Vice President of Finance for Two River and Financial and Operations Principal for Riverbank, serves as our Treasurer. Additionally, certain employees of Two River, who are also our stockholders, perform substantial operational activity for us, including without limitation financial, clinical and regulatory activities. Generally, Delaware corporate law requires that any transactions between us and any of our affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, none of our affiliates or Two River is obligated pursuant to any agreement or understanding with us to make any additional products or technologies available to us, nor can there be any assurance, and the investors should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates or Two River in the future will be made available to us. In addition, certain of our current officers and directors or certain of any officers or directors hereafter appointed may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not have interests in conflict with our own.

We are controlled by current directors and principal stockholders.

Following the Merger, our directors and principal stockholders beneficially own approximately 43.8% of our outstanding voting securities. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues submitted to our stockholders.

We are required to file a registration statement for shares of Arno Common Stock received by stockholders who purchased shares of Old Arno Common Stock in our June 2008 private placement.

We have agreed, at our expense, to prepare within 60 days of the closing of the Merger, a Securities Act registration statement covering the resale of shares of Arno Common Stock received by stockholders who purchased shares of Old Arno Common Stock in our June 2008 private placement. In the event that such registration statement is not filed within 60 days after the Merger, we will be required to pay to each investor holding securities to be registered, as liquidated damages and not as a penalty, an amount, for each month (or portion of a month) in which such delay shall occur, equal to 1 percent of the purchase price paid by such investor, until we have cured the delay. Our financial condition and operating results will be harmed if we are required to pay such liquidated damages. Our obligation to register the shares of Arno Common Stock is subject to any limitation on our ability to register the full complement of such shares in accordance with Rule 415 under the Securities Act or other regulatory limitations. To the extent the number of such shares that can be registered is so limited, we will be obligated to use its commercially reasonable efforts to register additional tranches of registrable securities as soon as permissible thereafter under applicable laws, rules and regulations so that all of such registrable securities are registered as soon as reasonably practicable. The filing of a registration statement with the SEC can be costly and time-consuming, which could materially and adversely affect Arno.

We will be required to implement additional finance and accounting systems, procedures and controls in order to satisfy requirements under the securities laws, including the Sarbanes-Oxley Act of 2002, which will increase our costs and divert management’s time and attention.

We are in a continuing process of establishing controls and procedures that will allow our management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting when required to do so under Section 404 of the Sarbanes-Oxley Act of 2002. As a company with limited capital and human resources, we anticipate that more of management’s time and attention will be diverted from our business to ensure compliance with these regulatory requirements than would be the case with a company that has well established controls and procedures. This diversion of management’s time and attention may have a material adverse effect on our business, financial condition and results of operations.

In the event we identify significant deficiencies or material weaknesses in our internal controls over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting when we are required to do so, investors and others may lose confidence in the reliability of our financial statements. If this occurs, the trading price of our Common Stock, if any, and our ability to obtain any necessary financing could suffer. In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls over financial reporting in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, we may be unable to file our Annual Report on Form 10-K with the SEC. This would likely have an adverse affect on the trading price of our Common Stock, if any, and our ability to secure any necessary additional financing, and could result in the delisting of our Common Stock if we are listed on an exchange in the future. In such event, the liquidity of our Common Stock would be severely limited and the market price of our Common Stock would likely decline significantly.

We are now subject to the reporting requirements of federal securities laws, which will increase our expenses.

Following the Merger, we will be subject to the reporting requirements of the Exchange Act, including the requirements of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting, which is discussed below. In order to maintain and improve the effectiveness of our disclosure controls and procedures, significant resources and management oversight will be required. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth will also require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. We expect to incur significant additional annual expenses related to these steps and, among other things, additional directors and officers liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. In addition, we will incur substantial expenses in connection with the preparation of the registration statement and related documents.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we will become public through a “reverse merger.” Security analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-Merger company in the future. The lack of such analyst coverage may decrease the public demand for our Common Stock, making it more difficult for you to resell your shares when you deem appropriate.

Our Common Stock is considered “a penny stock.”

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Following the Merger, the market price of our common stock is likely to be less than $5.00 per share and therefore may be a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell shares of our Common Stock.

Because we do not expect to pay dividends, you will not realize any income from an investment in our Common Stock unless and until you sell your shares at profit.

We have never paid dividends on our Common Stock and do not anticipate paying any dividends for the foreseeable future. You should not rely on an investment in our Common Stock if you require dividend income. Further, you will only realize income on an investment in our shares in the event you sell or otherwise dispose of your shares at a price higher than the price you paid for your shares. Such a gain would result only from an increase in the market price of our Common Stock, which is uncertain and unpredictable.

There may be additional issuances of shares of blank check preferred stock in the future.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of preferred stock, none of which are issued or currently outstanding. Our Board of Directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock that is senior to our Common Stock and that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends, additional registration rights, anti-dilution protection, the right to the redemption to such shares, together with other rights, none of which will be afforded holders of our Common Stock.

Upon the effective date of our next registration statement, there will be a significant number of shares of our Common Stock eligible for sale, which could depress the market price of our Common Stock.

Following the effective date of our next registration statement, a significant portion of our Common Stock will become available for sale in the public market, which could harm the market price. Further, following the holding period prescribed under SEC regulations, some or all of our shares may be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our common stock. In general, with respect to an issuer that is current in its public reporting obligations, a non-affiliate who has held restricted shares for at least six months may sell such shares into the market without limitation. However, holders of restricted shares issued by a corporation that was a public shell company must hold their shares for at least 12 months from the date such issuer ceased being a public shell company before they may sell pursuant to Rule 144. Accordingly, a large number of shares of our common stock will become freely tradeable into the open market on the first anniversary of the Merger, which could cause our stock price to decrease significantly.

We cannot assure you that our Common Stock will ever be listed on NASDAQ or any other securities exchange.

We expect that our Common Stock will continue trading on the OTC Bulletin Board following the Merger. Stocks traded on the OTC Bulletin Board and other electronic over-the-counter markets are often less liquid that stocks traded on national securities exchanges. We plan in the future to seek listing on NASDAQ or the American Stock Exchange, but we cannot assure you that we will be able to meet the initial listing standards of either of those or any other stock exchange, or that we will be able to maintain a listing of our Common Stock on either of those or any other stock exchange. To the extent that our Common Stock is not traded on a national securities exchange, such as the NASDAQ, the decreased liquidity of our Common Stock may be more difficult to sell your shares at desirable times and at prices.

We are at risk of securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology companies have experienced greater than average stock price volatility in recent years. If we faced such litigation, it could result in substantial costs and a diversion of our management’s attention and resources, which could harm our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and plan of operations should be read in conjunction with the financial statements and the notes to those statements included in this report. This discussion includes forward-looking statements that involve risk and uncertainties. As a result of many factors, such as those set forth in this report under “Risk Factors,” actual results may differ materially from those anticipated in these forward-looking statements.

The Merger was completed on June 3, 2008, and as of that date, the business of Old Arno was adopted as our business. As such, the following management discussion is focused on the current and historical operations of Arno, and excludes the prior operations of Laurier.

Overview

We commercially develop innovative products for the treatment of cancer. Our efforts and resources are focused on acquiring and developing our pharmaceutical product candidates, raising capital and recruiting personnel. Our lead product, AR-67, is a novel, third-generation camptothecin analogue that has exhibited high potency and improved pharmacokinetic properties compared with first- and second-generation camptothecin analogues. In addition, we are developing two novel, preclinical compounds: AR-12, which is a novel inhibitor of phosphoinositide dependent protein kinase-1 (PDK-1); and AR-42, which is a novel broad spectrum deacetylase inhibitor, or pan-DAC.

We have no product sales to date and we will not receive any product revenue until we receive approval from the FDA or equivalent foreign regulatory bodies to begin selling our pharmaceutical candidates. Developing pharmaceutical products, however, is a lengthy and very expensive process. Assuming we do not encounter any unforeseen safety issues during the course of developing our product candidates and that our product candidates demonstrate the required efficacy, we do not expect to complete the development of a product candidate for several years, if ever. To date, a majority of our development expenses have related to our lead product candidate, AR-67.

As we proceed with the clinical development of AR-67 and as we further develop AR-12 and AR-42, we expect that our research and development expenses will increase significantly. To the extent we are successful in acquiring additional product candidates for our development pipeline, our need to finance further research and development will continue increasing. Accordingly, our success depends not only on the safety and efficacy of our product candidates, but also on our ability to finance the development of the products. Our major sources of working capital have been proceeds from various private financings, primarily private sales of common stock and other equity securities and debt financings.

Our results include non-cash compensation expense as a result of the issuance of stock and stock option grants. Effective August 2005, we adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment, or SFAS 123R. SFAS 123R requires us to expense the fair value of stock options over the vesting period. We determine the fair value of stock options using the Black-Scholes options pricing model. The terms and vesting schedules for share-based awards vary by type of grant and the employment status of the grantee. Generally, the awards vest based upon time-based or performance-based conditions. Performance-based conditions generally include the attainment of goals related to our financial and development performance. See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.” Stock-based compensation expense is included in the respective categories of expense in the statements of operations. We expect to record additional non-cash compensation expense in the future, which may be significant.

Results of Operations

Three Months Ended March 31, 2008 versus March 31, 2007

Revenues.  We had no revenues for the three month periods ended March 31, 2008 and March 31, 2007.

Research and development expenses.  For the three months ended March 31, 2008, research and development expenses increased by $2,976,385, to $3,187,182 from 210,797 for the same period in 2007. Increased research and development expenses are primarily attributable to approximately $255,000 increase in the cost of clinical trials and regulatory-related expenses, approximately $1,164,000 in costs relating to obtaining the OSU License Agreements, and an increase of approximately $1,195,000 in manufacturing-related costs. The increase in expenses is also attributable to an increase of approximately $243,000 in payroll and employee-related costs as a result of our increasing headcount.

General and administrative expenses. For the three months ended March 31, 2008, general and administrative expenses increased by $374,237, to $432,264 from $58,027 for the same period in 2007. The increase is attributable to an increase of approximately $20,000 in legal fees and approximately $4,000 in rent and related facility expenses. The increase in expense is also attributed to an increase of approximately $329,000 in payroll and employee-related costs resulting from our increasing headcount. These increases were offset by an approximate $20,000 decrease in recruiting expenses.

Interest income (expense). Interest income remained relatively flat in the three months ended March 31, 2008 compared to the same period of 2007. Interest expense, on the other hand, increased by $54,584 during the three months ended March 31, 2008, to $89,925. The increase in interest expense was attributable to the accrued interest under promissory notes that we issued February 2007.

Net income (loss). For the reasons described above, the net loss increased by $3,405,968,to $3,698,583 in the three month period ended March 31, 2008 from $292,615 for the same period of 2007.

Fiscal Year Ended December 31, 2007 versus December 31, 2006 (unaudited)

Revenues.  We had no revenues for the years ended December 31, 2007 and 2006.

Research and development expenses.  For the year ended December 31, 2007, research and development expenses increased by $2,533,432 to $2,899,264 from $365,832 in the year ended December 31, 2006. Increased research and development expenses in the year ended December 31, 2007 are primarily attributable to an approximately $1,415,000 increase in the cost of clinical trials and regulatory-related expenses, an increase of $155,000 in preclinical related expenses, and an increase of approximately $466,000 in manufacturing-related costs. The increase in expenses is also attributable to an increase of approximately $348,000 in payroll and employee-related costs as a result of our increasing headcount.

General and administrative expenses. For the year ended December 31, 2007, general and administrative expenses increased by $355,289 to $360,349 from $5,060 in the year ended December 31, 2006. The increase is attributable to an increase of approximately $122,000 in recruiting expenses and approximately $30,000 for audit and tax preparation fees. The increase in expense is also attributed to an increase of approximately $162,000 in payroll and employee-related costs resulting from our increasing headcount.

Interest income (expense). Interest income increased by $123,962 to $123,962 in the year ended December 31, 2007 from $0 recorded in the year ended December 31, 2006. The increase is due to higher cash balances, which was derived from our February 2007 private placement of convertible notes that was made available for investing purposes. We received net proceeds of approximately $4,000,000 from the February 2007 private placement. Interest expense increased by $224,046 in the year ended December 31, 2007 from $0 recorded in the year ended December 31, 2006. This increase was attributable to the accrued interest under the convertible notes issued in our February 2007 private placement.

Net income (loss). For the reasons described above, the net loss increased by $2,988,805 to $3,359,697 in the year ended December 31, 2007 from $370,892 for the same period of 2006.

Plan of Operation

We expect our principal expenditures during the next 12 months to include, among other things:

•	operating expenses, including expanded general and administrative expenses; and

•	research and development expenses, including the costs incurred with respect to conducting clinical trials. for our lead product, AR-67, and pre-clinical testing of AR-12 and AR-42.

Our plan of operation for the year ending December 31, 2008 is to continue implementing our business strategy, including the clinical development of our product candidates. We also intend to expand our drug candidate portfolio by acquiring additional drug technologies for development.

As part of our planned expansion, we anticipate hiring several additional full-time employees devoted to research and development activities and one or more additional full-time employees for general and administrative activities. In addition, we intend to use clinical research organizations and third parties to perform our clinical studies and manufacturing. During 2008, we expect to spend approximately $11,500,000 on clinical research and development activities, and approximately $2,200,000 on general and administrative expenses.

Liquidity and Capital Resources

As of March 31, 2008, we had approximately $693,000 in cash and cash equivalents. Immediately prior to the Merger, however, on June 2, 2008 Old Arno completed a private placement of shares of its common stock, resulting in net proceeds of approximately $17,732,000. In addition, upon completion of this private placement, approximately $4,278,000 in principal amount and interest relating to convertible promissory notes were converted into approximately 984,246 shares of Old Arno Common Stock (which converted at the Merger into approximately 1,962,338 shares of Company Common Stock) and five year warrants to purchase 98,409 shares of Old Arno Common Stock (which converted at the Merger into five year warrants to purchase approximately 196,189 shares of Company Common Stock). Together with our prior cash on hand, we currently believe the net proceeds from the June 2008 private placement will provide sufficient capital to fund development of our product candidates into third quarter of 2009. Because our business does not generate any cash flow, however, we will need to raise additional capital to continue development of the product candidates beyond that time or to fund development efforts related to new product candidates. We anticipate raising such additional capital by either borrowing money or by selling shares of our capital stock. To the extent additional capital is not available when we need it, we may be forced to abandon some or all of our development and commercialization efforts, which would have a material adverse effect on the prospects of our business. Further, our assumptions relating to the expected costs of development and commercialization and timeframe for completion are dependent on numerous factors other than available financing, including significant unforeseen delays in the clinical trial and regulatory approval process, which could be extremely costly. In addition, our estimates assume that we will be able to enroll a sufficient number of patients in each clinical trial.

We anticipate that losses will continue for the foreseeable future. At March 31, 2008, our accumulated deficit was approximately $7.4 million. Our ability to continue operations after our current cash resources are exhausted depends on our ability to obtain additional financing and achieve profitable operations, as to which no assurances can be given. Our actual cash requirements may vary materially from those planned because of a number of factors including:

•	Changes in the focus and direction of our research and development programs, including the acquisition and pursuit of development of new product candidates;

•	Competitive and technical advances;

•	Costs of commercializing any of the product candidates; and

•	Costs of filing, prosecuting, defending and enforcing any patent claims and any other intellectual property rights, or other developments.

In order to continue our long-term plans for clinical trials and new product development, we will need to raise additional capital to continue to fund our research and development as well as operations after we exhaust our current cash resources. We expect to finance our cash needs through the sale of equity securities and strategic collaborations or debt financings or through other sources that may be dilutive to existing stockholders. There can be no assurance that any such financing can be realized by us, or if realized, what the terms thereof may be, or that any amount that we are able to raise will be adequate to support our working capital requirements until we achieve profitable operations. If we are unable to raise additional funds when needed, we may not be able to market our products as planned or continue development and regulatory approval of our products, or we could be required to delay, scale back or eliminate some or all of our research and development programs.

Since inception, our primary source of funding for our operations has been the private sale of our securities. In June 2008, as a result of a sale of an aggregate of approximately 7,360,800 shares of Company Common Stock (after giving effect to the Merger) at a price of $2.42 (as adjusted for the Merger) per share in a private placement in which net proceeds to the Company were approximately $17,732,000 as well as the conversion of approximately $4,278,000 of convertible notes and accrued interest.

Research and Development Projects; Related Expenses

AR-67

AR-67 is a novel, third-generation camptothecin analogue that has demonstrated high potency in preclinical studies and improved pharmacokinetic properties in humans as compared with first and second-generation products. Arno believes that this unique profile may translate into superior efficacy. Additionally, AR-67’s potential for oral administration may add a marketing advantage by increasing patient convenience. We believe these advantages could allow AR-67 to become a leading product in the camptothecin market. A Phase I clinical study of AR-67 in patients with advanced solid tumors is currently ongoing. Multiple Phase II studies are planned for initiation in 2008 in a number of tumor types including, without limitation, glioblastoma multiforme, or GBM, a highly aggressive form of brain cancer.

AR-12

Arno is also developing AR-12, a preclinical compound that is a novel inhibitor of phosphoinositide dependent protein kinase-1 (PDK-1) that targets the Akt pathway while also possessing activity in the endoplasmic reticulum (ER) stress and other pathways targeting apoptosis. Preclinical studies suggest that AR-12 may provide therapeutic benefit either alone or in combination with other therapeutic agents. Arno is currently conducting prelinical toxicology and manufacturing studies that it anticipates will provide the basis for the filing of an investigational new drug application, or IND, in early 2009.

AR-42

Arno is also developing AR-42, an orally available preclinical compound for the treatment of cancer. AR-42 is a broad spectrum inhibitor of deacetylase targets, refered to as pan-DAC inhibition, as well as an inhibitor of Akt via the protein phosphatase I pathway. In pre-clinical models, AR-42 has demonstrated greater potency and a competitive profile in tumors when compared with vorinostat (also known as SAHA and marketed as Zolinza® by Merck), the leading marketed histone deacetylase inhibitor. Arno is currently conducting IND-enabling studies and anticipates filing an IND in early 2009.

 Off Balance Sheet Arrangements

There were no off-balance sheet arrangements as of March 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) of our outstanding Common Stock as of June 3, 2008 (after giving effect to the Merger) by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors, (iii) each of our named executive officers (as defined in Item 402(a)(3) of Regulation S-B under the Securities Act), and (iv) all executive officers and directors as a group. Except as indicated in the footnotes below, the security and stockholders listed below possess sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (#)(1)	Percentage of Common Stock Beneficially Owned (%)(1)
Scott Z. Fields, M.D. (2) 30 Two Bridges Rd., Suite #270 Fairfield, NJ 07004	199,377	*
Scott L. Navins Two River Group Holdings, LLC 689 Fifth Avenue, 14th Floor New York, NY 10022	149,532	*
David M. Tanen (3) Two River Group Holdings, LLC 689 Fifth Avenue, 12th Floor New York, NY 10022	1,458,102	7.15
Peter M. Kash (4) Two River Group Holdings, LLC 689 Fifth Avenue, 12th Floor New York, NY 10022	1,808,603	8.87
Joshua A. Kazam (5) Two River Group Holdings, LLC 689 Fifth Avenue, 12th Floor New York, NY 10022	1,566,686	7.68
Arie S. Belldegrun (6) Two River Group Holdings, LLC 689 Fifth Avenue, 12th Floor New York, NY 10022	186,526	*
Robert I. Falk (7) 507 Belle Meade Blvd. Nashville, TN 37205	195,378	*
Wexford Capital LLC (8) 411 West Putnam Avenue Greenwich, CT 06830	2,005,429	9.82
Clal Finance Management Ltd. (9) c/o Clal Finance Underwriting, Ltd. Bet Rubinstein, 37 Menachem Begin St. Tel Aviv 67137 Israel	1,454,727	7.13
Total Officers and Directors (7 persons)	5,564,204	26.81

* represents less than 1%.

(1)  Assumes 20,392,024 shares of our Common Stock are outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Act, and includes any shares as to which the security or stockholder has sole or shared voting power or investment power, and also any shares which the security or stockholder has the right to acquire within 60 days of the date hereof, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the security or stockholder that he, she or it is a direct or indirect beneficial owner of those shares.

(2) Represents shares issuable upon the exercise of options to purchase shares of our Common Stock that are exercisable within 60 days of the date hereof. See “Executive Compensation - Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(3) Includes: (i) 1,236 shares of our Common Stock issuable upon exercise, at a price per share of $2.42, of a five year warrant held by Mr. Tanen; and (ii) 149,532 shares of our Common Stock held by Mr. Tanen’s wife as custodian for the benefit of their minor children under the Uniform Gift to Minors Act (UGMA).

(4) Includes: (i) 2,472 shares of our Common Stock issuable upon exercise of a five year warrant held by Mr. Kash that are exercisable at $2.42 per share, and (ii) 358,876 shares held by Mr. Kash’s wife as custodian for the benefit of their minor children under UGMA.

(5) Includes: (i) 4,946 shares of our Common Stock issuable upon exercise of a five year warrant held by Mr. Kazam that are exercisable at $2.42 per share; (ii) 332,293 shares of our Common Stock held by the Kazam Family Trust; and (iii) 99,688 shares of our Common Stock held by Mr. Kazam’s wife as custodian for the benefit of their minor daughter under the UGMA.

(6) Includes: (i) 61,916 shares of our Common Stock held by a trust of which Dr. Belldegrun is a beneficiary; and (ii) 10 year options to purchase 99,688 shares of our Common Stock at an exercise price equal to $2.42 per share.

(7)  Includes: (i) 49,844 shares of our Common Stock held by the Falk Family Partners, L.P. a Tennessee limited partnership for which Mr. Falk serves as general partner; and (ii) 4,946 shares of our Common Stock issuable upon exercise of a five year warrant held by Falk Family Partners. Also includes 10 year options to purchase 49,844 shares of our Common Stock at an exercise price equal to $2.42 per share.

(8) Includes: (i) 247,345 shares of our Common Stock held by Kappa Investors, LLC (“Kappa”); (ii) a five year warrant held by Kappa to purchse 24,372 shares of our Common Stock that are exercisable at $2.42 per share; and (ii) 1,733,712 shares of our Common Stock held by Wexford Spectrum Investors LLC, a Delaware limited liability company ("Wexford Spectrum"). Wexford Capital LLC, a Connecticut limited liability company ("Wexford Capital") is a registered Investment Advisor and also serves as an investment advisor or sub-advisor to the members of Kappa and Wexford Spectrum. Mr. Charles E. Davidson is chairman, a managing member and a controlling member of Wexford Capital and Mr. Joseph M. Jacobs is chairman, a managing member and a controlling member of Wexford Capital.

(9)  Includes: (i) 825,578 shares of our Common Stock held by Clal Insurance Company Ltd. - Profits Participating Policies; (ii) 412,788 shares of our Common Stock held by Meitavit Atudot Pension Funds Management Company Ltd. (Sapir); (iii) 206,393 shares of our Common Stock held by Meitavit Atudot Pension Funds Management Company Ltd. (Yahalom); and (iv) 9,968 shares of our Common Stock held by Clal Finance Underwriting Ltd.

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

At the effective time of the Merger, our board of directors was reconstituted by the appointment of Arie S. Belldegrun, Robert I. Falk, Peter M. Kash, Joshua A. Kazam and David M. Tanen as directors (all of whom were directors of Old Arno immediately prior to and after the Merger), and the resignation of Thomas W. Colligan from his role as our sole director. Our executive management team was also reconstituted following the resignation of Mr. Colligan as Laurier’s president. The following table sets forth the name, age and position of each of our directors, executive officers and key employees after the Merger.

Name	Age	Positions
Scott Z. Fields, M.D.	53	President and Chief Medical Officer
Arie S. Belldegrun, M.D., FACS	58	Non-Executive Chairman of the Board
Robert I. Falk	65	Director
Peter M. Kash	46	Director
Joshua A. Kazam	31	Director
David M. Tanen	37	Director and Secretary
Scott L. Navins	36	Treasurer
J. Chris Houchins	44	Vice President, Clinical Operations
Stephan Proniuk, Ph.D.	38	Director of Product Development

 Scott Z. Fields, M.D. Dr. Fields has over 12 years of industry experience heading clinical programs. Prior to joining Arno, he was Global Vice President for all therapeutic areas at Eisai (2002 - 2007) where he was responsible for forming their global clinical oncology group. Prior to that, he was Head of the Oncology Therapeutic area for Amgen from 2000 to 2002. From 1995 to 2000, he was Head of Oncology Development and Medical Affairs in North America for Smithkline Beecham, where his group was responsible for the development of topotecan, the first approved camptothecin. Dr. Fields and his teams have been involved in the development of a number of other oncology agents, which include Hycamptin®, Bexxar®, Aranesp®, Neulasta®, Vectibix® and Kepivance®. He is a former Assistant Professor of Medicine, co-director of Bone Marrow Transplant, and Head of Intramural Research at SUNY Upstate Medical Center (1991-1995). In addition, Dr. Fields was involved in the development of the RECIST criteria now routinely used to evaluate response of cancer to treatment. In 2003 and 2004, he was a faculty member of the AACR/ASCO Methods in Clinical Cancer Research Workshop. He has been an Assistant Professor of Medicine at Columbia University Medical Center from 2003 - present. Dr. Fields received his M.D. from SUNY Downstate and trained in Internal Medicine, Oncology and Hematology at Columbia University Medical Center.

 Arie S. Belldegrun, M.D., FACS has served on Arno’s board of directors since March 2008. He is currently the Chairman of Two River Group Management, LLC, the managing member of Two River Group Holdings, LLC, or Two River, a venture capital firm that specializes in the creation of new companies that acquire rights to commercially develop biotechnology products. Dr. Belldegrun is also Professor and Chief of Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles, where he holds the Carol and Roy Doumani Chair in Urologic Oncology. He received his medical degree at the Hebrew University Hadassah Medical School, and conducted his post -doctoral studies at the Weizmann Institute of Science in Israel.  He completed his Urologic Surgery residency at Harvard Medical School in 1985 and his Surgical Oncology fellowship at the National Cancer Institute/National Institute of Health (NIH) in 1988. He is certified by the American Board of Urology and is a Fellow of the American College of Surgeons and the American Association of Genitourinary Surgeons (AAGUS). Dr. Belldegrun is also the founder and founding chairman of Agensys Inc., a privately held biotechnology company developing fully human antibody cancer therapeutics based on novel and clinically relevant targets. In December 2007, Agensys was acquired by Astellas Pharma, Inc. in a deal valued at $537 million. Dr. Belldegrun serves as Vice-Chairman of the Board of Directors and Chairman of the Scientific Advisory Board of Cougar Biotechnology, a publicly-held biopharmaceutical company (Nasdaq:CGRB) with a specific focus on the field of oncology, and as a director of Hana Biosciences, Inc., a publicly-held biopharmaceutical company (Nasdaq:HNAB). Dr. Belldegrun is on the scientific boards of several biotechnology and pharmaceutical companies and is a reviewer for many medical journals and granting organizations. He served as Chairman of the Molecular and Biological Technology Committee of the American Urological Association and member of its Technology Assessment Council, as a member of the Governor’s council on Bioscience for the State of California, and as a biotechnology group leader and member of The Los Angeles Economy and Jobs Committee established in October 2006 by Mayor Antonio Villaraigosa. He is the author of several books on prostate and kidney cancers, holds several biopharmaceutical patents, and has written over 400 scientific publications with an emphasis on Urologic Oncology. He will devote only a portion of his time to the business of the Company.

Robert I. Falk has served on Arno’s board of directors since March 2008. Mr. Falk is the owner and founder of Healthcare Corporation, an organization involved in the startup of new business ventures with a specialty in healthcare that included renal dialysis, acute care hospitals, outpatient services and extended care facilities. Previously, Mr. Falk merged his 18 affiliated companies through a “pooling of interest” stock merger with Renal Treatment Centers (RTC) a New York Stock Exchange company and transitioned the merger of both companies which later merged with Total Renal Care (TRC) through a stock exchange. Mr. Falk’s experience includes: Vice President of Hospital Affiliates International, Inc. involved in the development and acquisition of hospitals in the USA and abroad; Manager of the Chicago office of McKee Berger Mansueto, Inc., and engineering consulting firm; Project Manager for Uniroyal Inc.; President/CEO of Executive Business Aviation, International Marine Corporation, Affiliated HealthCare, Pyramid Capital Corporation and various business partnerships; Guest lecturer on “Value Engineering” for various professional groups; Guest lecturer for Vanderbilt University Owen School of Management on “Negotiations”; Co-author on various publications regarding construction cost, project management, and value engineering. Mr. Falk has served on many profit and non-profit boards; Centerstone Mental Health, Mental Health Management, National Dialysis Association, National Kidney Foundation, Vanderbilt Wilkerson Center, Commodore Yacht Club, Cedar Creek Yacht Club, Ocean Reef Yacht Club and various community boards. Mr. Falk received his MBA from Vanderbilt University - Owen School of Management, and has an undergraduate degree in mechanical Engineering (BSME). He will devote only a portion of his time to the business of the Company.

Peter M. Kash has served as a member of our Board of Directors since our inception. In September 2004, Mr. Kash co-founded Two River, where he currently serves as the President of Two River Group Management, LLC. Mr. Kash is also the President and Chairman of Riverbank Capital Securities, Inc., a broker dealer registered with FINRA (“Riverbank”). From 1992 until 2004, Mr. Kash was a Senior Managing Director of Paramount BioCapital, Inc., a FINRA member broker dealer, and Paramount BioCapital Investments, LLC, a biotechnology focused venture capital company. Mr. Kash also served as Director of Paramount Capital Asset Management, Inc., the general partner of several biotechnology-related hedge funds (the Paramount companies are collectively referred to as Paramount), and as member of the General Partner of the Orion Biomedical Fund, LP, a private equity fund. Mr. Kash currently serves as a member of board of directors of Nile Therapeutics, Inc. (NASDAQ:NLTX), as well as several privately held biotechnology companies. Mr. Kash received his B.S. in Management Science from SUNY Binghamton and his M.B.A. in Banking and International Finance from Pace University. Mr. Kash is currently pursuing his doctorate in Jewish education at Yeshiva University. Mr. Kash will devote only a portion of his time to the business of the Company.

Joshua A. Kazam. Mr. Kazam is a co-founder of Two River and currently serves as Vice President and Director of Two River’s managing member. Mr. Kazam also serves as an Officer and Director of Riverbank. From 1999 to 2004, Mr. Kazam was a Managing Director of Paramount, where he was responsible for ongoing operations of venture investments, and as the Director of Investment for the Orion Biomedical Fund, LP. Mr. Kazam currently serves as a director of Velcera, Inc. (VLCR.OB) and Nile Therapeutics, Inc. (NASDAQ:NLTX), each a public reporting company, and an officer or director of several privately held companies. Mr. Kazam is a graduate of the Wharton School of the University of Pennsylvania. He will devote only a portion of his time to the business of the Company.

David M. Tanen.  Mr. Tanen is also a co-founder of Two River and serves as Vice President and Director of Two River’s managing member. Mr. Tanen also serves as an Officer and Director of Riverbank. Prior to founding Two River, from October 1996 to September 2004, Mr. Tanen was a Director of Paramount. Mr. Tanen also served as a member of the General Partner of the Orion Biomedical Fund, LP. Mr. Tanen currently serves as an officer and director of Nile Therapeutics, Inc. (NASDAQ:NLTX) as well as several privately held biotechnology companies. Mr. Tanen received his B.A. from The George Washington University and his J.D. from Fordham University School of Law. He will devote only a portion of his time to the business of the Company.

Scott L. Navins. Mr. Navins is the Vice President of Finance at Two River, where he is responsible for all accounting, finance and control activities. Mr. Navins joined Two River in 2005. Mr. Navins also serves as Financial and Operations Principal of Riverbank. Prior to joining Two River, from 2004 to 2005 Mr. Navins was the Senior Controller at Westbrook Partners, where he managed the accounting for a $560 million real estate private equity fund, including financial and partner reporting, tax coordination, maintaining internal controls and overseeing a $300 million credit facility, among other things. Before that, from 2002 to 2004 Mr. Navins was a Senior Manager at Morgan Stanley, where he managed the accounting for a $2.4 billion real estate private equity fund. Prior to that Mr. Navins was an Associate in the Finance Group at BlackRock, Inc. and the controller for a high-tech venture capital fund. Mr. Navins is currently an officer of several privately held biotechnology companies. Mr. Navins graduated with honors from The George Washington University in 1993, where he earned a Bachelor of Accountancy degree. Mr. Navins passed the Uniform Certified Public Accounting examination in 1993. Mr. Navins will devote only a portion of his business time to the Company’s business.

J. Chris Houchins. Mr. Houchins has over 16 years of clinical operations and drug development experience focusing in oncology. From 2004 to 2006, Mr. Houchins was the Director of Specialty Care - Clinical Project Management at Schering-Plough, where he was involved with the FDA and European submissions and approvals of Temozolomide, the standard of care for patients with GBM. From 1999 to 2004, Mr. Houchins was on the Searle Celebrex Oncology Team that received FDA approval for familial adenomatous polyposis, a new indication in oncology. After the merger of Searle and Pharmacia & Upjohn, he oversaw the development and clinical operations for the Global Celebrex Oncology Program that grew to over 300 clinical and pre-clinical trials world-wide within 2 years.  When Pfizer, Inc acquired Pharmacia Corp., Mr. Houchins was selected as Director - Team Leader of Oncology Clinical Operations overseeing all eight oncology compounds (Camptosar®, Aromasin®, Ellence®, Celebrex®, Emcyt®, Zavedos®, Trelstar® and Zinecard®) encompassing over 500 clinical and pre-clinical studies. In addition, he was appointed to the Pfizer Global Oncology Advisory board of directors. Mr. Houchins also has six years of experience as a Clinical Research Manager at The RUSH Cancer Institute in Chicago where he managed clinical trials across all tumor types including Ovarian Cancer using Topotecan. He is certified by examination through SoCRA and ACRP as a Certified Clinical Research Associate, Coordinator and Professional and holds a BS in Economics from Northern Illinois University.

Stefan Proniuk, Ph.D. Dr. Proniuk has over 10 years of experience in formulation and product development. Prior to joining Arno, he was the Senior Manager of Pharmaceutical Technologies at Neurocrine Biosciences (2002-2008) where he was responsible for overseeing development programs from Phase I to III. His group was also responsible for the pre-formulation of new chemical entities. Prior to his work at Neurocrine, Dr. Proniuk worked as a scientist at Cima Labs (2001-2002) on the development and scale-up of fast dissolving tablet formulations (OraSolv®, DuraSolv®). Throughout his career he has worked on two New Drug Applications, five Investigational New Drug Applications and three marketed products. Dr. Proniuk holds a Ph.D. degree in Pharmaceutical Sciences from the University of Arizona, a MBA with emphasis in Entrepreneurship from San Diego State University and a Diplom (FH) in Chemical Engineering from the Polytechnical University Isny in Germany. He is also certified in Intellectual Property Law from the University of California San Diego.

Audit Committee

We do not currently have a separate audit committee. Our full board of directors performs the functions normally designated to an audit committee. When acting in this capacity, the board of directors does not have a charter.

Compensation Committee

Our board of directors does not have a standing compensation committee responsible for determining executive and director compensation.  Instead, the entire board of directors fulfills this function, and each member of the board of directors participates in the determination.  Given the small size of the Company and its board of directors and the Company's limited resources, locating, obtaining and retaining independent directors is extremely difficult.  In the absence of independent directors, the board of directors does not believe that creating a separate compensation committee would result in any improvement in the compensation determination process. Accordingly, the board of directors has concluded that the Company and its stockholders would be best served by having the entire board of directors act in place of a compensation committee.  When acting in this capacity, the board of directors does not have a charter.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as an Old Arno principal executive officer during the fiscal year ended December 31, 2007; and (ii) each other individual that served as an Old Arno executive officer at the conclusion of the fiscal year ended December 31, 2007 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “Named Executives”).

Name and Principal Position	Year	Salary	Bonus (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All |Other Compensation	Total
Scott Z. Fields, M.D. (3) President and Chief Medical Officer	2007 2006	$198,333 --	$72,900 --	$73,600 --	-0- --	$-0- --	$344,833 --
J. Chris Houchins (4) Vice President, Clinical Development	2007 2006	$52,500 --	$15,000 --	$9,200	-0- --	$-0- --	$76,700
Joshua Kazam (5) President	2007 2006	$-0- -0-	$-0- -0-	$-0- -0-	-0- -0-	$-0- -0-	$-0- -0-
Thomas W. Colligan (6) Former CEO of Laurier	2007 2006	$-0- -0-	$-0- -0-	$-0- -0-	-0- -0-	$-0- -0-	$-0- -0-

(1)	The Named Executives are eligible for annual bonuses upon the successful achievement of agreed upon corporate and individual performance based milestones.

(2)
Amount reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123R of stock option awards, and may include amounts from awards granted in and prior to fiscal year 2006.

(3)
Dr. Fields is entitled to an annual performance based bonus of up to $150,000 upon the successful completion of annual corporate and individual performance based milestones. See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(4)
Mr. Houchins is entitled to an annual performance based bonus of up to $45,500 upon the successful completion of annual corporate and individual performance based milestones. See “Employment Agreements, Termination of Employment and Change-in-Control Arrangements.”

(5)	Joshua Kazam served as President of Arno until June 1, 2007. During this time, he did not receive any compensation.

(6)
Mr. Colligan served as President of the Company until the Merger, when he resigned and was replaced by Dr. Fields, in connection with the Merger. During this time, Mr. Colligan did not receive any compensation.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

President and Chief Medical Officer

On June 1, 2007, Old Arno entered into a two year employment agreement with Dr. Fields to serve as the President and Chief Medical Officer of Arno. Dr. Fields will receive an annualized base salary of $340,000. In addition, Dr. Fields is eligible to receive an annual performance based bonus of up to $150,000 upon the successful completion of annual corporate and individual milestones at an exemplary metric (i.e., ahead of schedule, under budget, etc.). Dr. Fields is also entitled to a cash bonus upon the successful completion of a merger or acquisition transaction that results in a “change of control” of Arno. The Merger with the Company will not result in a “change of control” and will not, therefore, trigger such bonus to Dr. Fields.

Arno granted to Dr. Fields stock options (the “Employment Options”) pursuant to Arno’s 2005 Stock Option Plan to purchase 100,000 shares of Arno’s Common Stock at an exercise price equal to $2.00 per share, which were exchanged at the Merger for options to purchase 199,377 shares of our Common Stock at an exercise price equal to $1.00 per share. The Employment Options shall vest, if at all, and become exercisable in two equal installments on each anniversary of his employment agreement. In addition, Arno has granted to Dr. Fields performance-based stock options (the “Performance Options”) pursuant to Arno’s 2005 Stock Option Plan to purchase up to 100,000 shares of Arno’s Common Stock at an exercise price equal to $2.00 per share, which were exchanged at the Merger for options to purchase 199,377 shares of our Common Stock at an exercise price equal to $1.00 per share. The Performance Options shall vest, if at all, and become exercisable upon the successful completion of annual corporate and individual milestones in an exemplary manner (i.e., ahead of schedule, under budget, etc.).

In the event that Arno acquires by license, acquisition or otherwise, an additional biotechnology product or series of biotechnology products for development that is first identified by Dr. Fields, then Arno shall grant to Dr. Fields additional stock options (“Technology Options”) to purchase a number of shares of Arno’s Common Stock as follows:

(1)	1% of the then fully diluted outstanding shares of our Common Stock for the rights to a product candidate that is in pre-clinical development; and

(2)	2% of the then fully diluted outstanding shares of our Common Stock for the rights to a product candidate that is in human clinical trials.

Upon a change of control of Arno pursuant to which Arno is ascribed a valuation of at least $75,000,000, then Arno will pay Dr. Fields a cash bonus ranging from $50,000 to $200,000.

Arno has also agreed to pay for up to $1,000,000 of life insurance for Dr. Fields. He will be entitled to up to four (4) weeks of vacation per year and may participate in company sponsored benefit plans (i.e., health, dental, etc.).

In the event that Dr. Fields’ employment is terminated as a result of his death or disability, Arno will pay him or his estate (a) any accrued but unpaid base salary, Performance Bonus, vacation and expense reimbursement through the date of termination (the “Accrued Obligations”); (b) his base salary for a period of six months thereafter; (c) a pro rata Performance Bonus for the year in which his employment is terminated; (d) all Employment Options shall vest immediately; and (e) all vested Employment and Performance Options shall remain exercisable for a period of five (5) years from the date of termination, but in no event beyond their scheduled expiration date.

If Dr. Fields’ employment is terminated by Arno for “cause” or by Dr. Fields other than for “good reason,” then Arno shall pay to him Accrued Obligations through the date of his termination and he shall have no further entitlement to any other compensation or benefits from Arno except as provided in Arno’s compensation and benefit plans. All of Dr. Fields’ stock options, other than any Technology Options, that have not previously vested shall expire immediately and all vested Employment Options and Performance Options shall remain exercisable for a period of 90 days from the date of termination.

If Dr. Fields’ employment is terminated upon a change of control, by Dr. Fields for “good reason” or by Arno for any other reason, then Arno will (a) pay Dr. Fields all Accrued Obligations, (b) continue to pay to his base salary and benefits for a period of one (1) year following such termination; (c) pay Dr. Field’s a pro rata Performance Bonus for the year in which his employment is terminated; (d) all unvested Employment Options shall vest and become exercisable immediately and shall remain exercisable for a period of not less than five (5) years; and (e) all vested Performance Options shall remain exercisable for a period of five (5) years from the date of termination, but in no event beyond their scheduled expiration date.

In the event of non-renewal of the Agreement, Arno shall pay Dr. Fields all Accrued Obligations and all vested Employment and Performance Options shall remain exercisable for a period of 12 months.

J. Chris Houchins
Vice President of Clinical Operations

Pursuant to a September 2007 letter agreement with Arno, Mr. Houchins is entitled to an annualized base salary of $182,000 and is eligible for an annual cash bonus in an amount up to 25 percent of his base salary based on the achievement of individual and company milestones and other criteria established by the President. Upon the commencement of his employment, Mr. Houchins was awarded a 10-year stock option to purchase 50,000 shares of our common stock at an exercise price of $2.00 per share which were exchanged at the Merger for options to purchase 99,688 shares of our Common Stock at an exercise price equal to $1.00 per share. The options shall be subject to the terms and conditions of Arno’s 2005 Stock Option Plan and shall vest and become exercisable in accordance with the following schedule:

(1)	options to purchase 24,922 shares of our common stock shall become exercisable on the first anniversary of his employment; and

(2)	thereafter, options to purchase 2,077 shares of our common stock shall become exercisable on the last day of each calendar month until all remaining options are fully vested and exercisable.

Mr. Houchins is not entitled to any compensation in connection with or upon the termination of his employment with Arno.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning stock options held by the Named Executives of Arno at December 31, 2007. The shares and the corresponding option exercise price have been adjusted to give effect to the Merger. Prior to the Merger, Laurier had never granted stock options or other equity-based compensation to its executive officers.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Dr. Fields	-	398,754	1.00	06/01/2017	(1)

Mr. Houchins	-	99,688	1.00	09/01/2017	(2)

(1)	The right to purchase 199,377 shares vests in two equal installments in June 2008 and June 2009. The remaining 199,377 shares vest upon the completion of corporate and individual milestones.
(2)	The right to purchase 24,922 shares vests in September 2008, and thereafter, 2,077 shares vest each month until fully vested.

2005 Stock Option Plan

Following the Merger, we have outstanding 1,116,508 stock options issued under our 2005 Stock Option Plan at exercise prices ranging from $0.13 to $2.42 per share, of which 498,442 have been issued to the Named Executives.

Compensation of Directors

On March 31, 2008, Old Arno issued 10 year options to purchase 100,000 shares of Old Arno Common Stock to Dr. Arie Belldegrun at an exercise price equal to $4.83. The options were automatically converted at the Merger for options to purchase approximately 199,337 shares of our Common Stock at an exercise price equal to $2.42 per share. One half of the options were vested immediately. On the same date, Old Arno issued 10 year options to purchase 50,000 shares of Old Arno Common Stock to Robert I. Falk at an exercise price equal to $4.83. The options were automatically converted at the Merger for options to purchase approximately 99,688 shares of our Common Stock at an exercise price equal to $2.42 per share. Other than as described above, we currently do not compensate any non-employee member of our board of directors for serving as a board member, although we may, in our sole discretion, decide to compensate certain of our non-employee members of our board of directors in the future.

Compensation Committee

Our board of directors does not have a standing compensation committee responsible for determining executive and director compensation.  Instead, the entire board of directors fulfills this function, and each member of the board of directors participates in the determination. In considering and determining executive and director compensation, our board of directors reviews compensation that is paid by other similar public companies to its officers and takes that into consideration in determining the compensation to be paid to the Company’s officers.  The board of directors also determines and approves any non-cash compensation to any employee. The Company does not engage any compensation consultants to assist in determining or recommending the compensation to the Company’s officers or employees.

Our board of directors, or a committee thereof, serving as plan administrator of our 2005 Stock Option Plan, has the authority to provide for accelerated vesting of the options granted to our Named Executives and any other person in connection with changes of control.

Certain Relationships and Related Transactions

Arno was incorporated in August 2005 by Two River. Dr. Belldegrun, Mr. Kash, Mr. Kazam and Mr. Tanen, each a director and substantial stockholder of Arno, control the managing member of Two River. Mr. Tanen also serves as our Secretary, and Mr. Scott Navins, the Vice President of Finance for Two River, serves as our Treasurer. Additionally, certain employees of Two River, who are also stockholders of Arno, perform substantial operational activity for us, including without limitation, financial, clinical and regulatory activities. Mr. Kash, Mr. Kazam and Mr. Tanen are also the principals of Riverbank Capital Securities, Inc., a FINRA member broker dealer, that acted as placement agent for Old Arno in connection with the Financing. Mr. Navins is also the Financial and Operations Principal of Riverbank.

Pursuant to a Consulting Agreement entered into between Arno and Fountainhead Capital Management Limited (“Fountainhead Capital”), Arno has agreed to pay to a $500,000 consulting fee to Fountainhead Capital upon completion of the Merger. Fountainhead Capital was a significant stockholder of Laurier at the time of the Merger.

MARKET INFORMATION

Our Common Stock is eligible for quotation on the OTC Bulletin Board, or the OTCBB, under the symbol “LRRI.OB.” We expect to change our symbol. Through the date of this report there have not been any trades of our Common Stock reported on the OTCBB.

Since our inception, we have not paid any dividends on our Common Stock, and we do not anticipate that we will pay any dividends in the foreseeable future. We intend to retain any future earnings for use in our business. At June 3, 2008, after giving effect to the Merger, we had approximately 252 shareholders of record.

RECENT ISSUANCES OF UNREGISTERED SECURITIES BY ARNO

The following summarizes all sales of unregistered securities by Old Arno since inception in August 2005. Each issued and outstanding share of Old Arno Common Stock converted to 1.99377 shares of our Common Stock as of the closing of the Merger.

In August 2005, in connection with Old Arno’s incorporation, Old Arno issued an aggregate of 5,000,000 shares of Old Arno Common Stock, or 9,968,787 shares of Company Common Stock after giving effect to the Merger, for aggregate consideration of $5,000.

In November 2006, Old Arno issued options to purchase an aggregate of 75,000 shares of Old Arno Common Stock at an exercise price of $0.25 per share to three members of Old Arno’s scientific advisory board. The options expire in February 2011. The options were automatically converted at the Merger for options to purchase approximately 149,532 shares of our Common Stock at an exercise price equal to $0.13 per share. In April 2008, following his appointment to the Scientific Advisory Board, Old Arno issued options to purchase 25,000 shares of Common Stock to Dr. Francis Giles at an exercise price equal to $4.83 per share. The options expire in April 2013. The options were automatically converted at the Merger for options to purchase approximately 49,844 shares of our Common Stock at an exercise price equal to $2.42 per share.

On February 9, 2007, Old Arno issued to certain accredited investors 6% Convertible Promissory Notes in the aggregate principal amount of approximately $4,000,000 (the “6% Notes”). The 6% Notes provided that upon the next closing of any equity financing in excess of $5,000,000 (a “Qualified Financing”), the 6% Notes would automatically convert into the same securities issued by Old Arno in the Qualified Financing (“Conversion Shares”), in an amount determined by dividing the principal amount of the 6% Notes, and all accrued interest thereon, by 90% of the price per share sold in the Qualified Financing (the “Offering Price”). In addition, upon conversion, Old Arno agreed to issue to the holders of the 6% Notes five-year warrants (“Conversion Warrants”), to purchase a number of shares of Arno Common Stock equal to 10% of the Conversion Shares at an exercise price equal to the Offering Price.

On March 31, 2008, Old Arno issued 10 year options to purchase 100,000 shares of Old Arno Common Stock to Dr. Arie Belldegrun at an exercise price equal to $4.83. The options were automatically converted at the Merger for options to purchase approximately 199,337 shares of our Common Stock at an exercise price equal to $2.42 per share. One half of the options were vested immediately. On the same date Old Arno issued 10 year options to purchase 50,000 shares of Old Arno Common Stock to Robert I. Falk at an exercise price equal to $4.83. The options were automatically converted at the Merger for options to purchase approximately 99,688 shares of our Common Stock at an exercise price equal to $2.42 per share. One half of the options were vested immediately.

As a condition and immediately prior to the closing of the Merger, on June 2, 2008, Old Arno completed a private placement of its equity securities whereby it received gross proceeds of approximately $17,732,000 through the sale of approximately 3,691,900 shares of Old Arno Common Stock to selected accredited investors, which shares were exchanged for approximately 7,360,700 shares of Company Common Stock after giving effect to the Merger. Contemporaneously with the June 2008 private placement, the 6% Notes converted into 984,246 Conversion Shares and the holders of the 6% Notes received Conversion Warrants to purchase an aggregate of 98,409 shares of Old Arno Common Stock at an exercise price equal to $4.83 per share. The Conversion Shares were exchanged for an aggregate of approximately 1,962,338 shares of our Common Stock and the Conversion Warrants were exchanged for an aggregate of approximately 196,189 five year warrants to purchase our Common Stock at an exercise price equal to $2.42 per share.

   Except as noted above, the sales of the securities identified above were made pursuant to privately negotiated transactions that did not involve a public offering of securities and, accordingly, we believe that these transactions were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and rules promulgated thereunder. Each of the above-referenced investors in our stock represented to us in connection with their investment that they were “accredited investors” (as defined by Rule 501 under the Securities Act) and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The investors received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

DESCRIPTION OF SECURITIES

General

The Company’s certificate of incorporation authorizes it to issue 100 million shares of capital stock, par value $0.0001 per share comprised of 80 million shares of Common Stock, and 20 million shares of preferred stock, par value $0.0001 per share.

Following the Merger, we have issued and outstanding approximately: (i) 20,392,024 shares of our Common Stock, (ii) options to purchase 1,116,508 shares of our Common Stock at exercise prices ranging from $0.13 to $2.42 per share, and (iii) warrants to purchase 495,252 shares of our Common Stock. There are no shares of preferred stock issued or outstanding.

The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Upon our liquidation, dissolution or winding down, holders of our Common Stock will be entitled to share ratably in all of our assets that are legally available for distribution, after payment of all debts and other liabilities. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Holders of our Common Stock are entitled to receive such dividends, as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

Authority to Issue Stock

Our board of directors has the authority to issue the authorized but unissued shares of Company Common Stock without action by the shareholders. The issuance of such shares would reduce the percentage ownership held by current shareholders.

Our board of directors also has the authority to issue up to 20 million shares of preferred stock, none of which are issued or currently outstanding. The board of directors has the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the board of directors could authorize the issuance of a series of preferred stock that is senior to the Common Stock and that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends, additional registration rights, anti-dilution protection, the right to the redemption to such shares, together with other rights, none of which will be afforded holders of our Common Stock. See “Risk Factors - There may be additional issuances of shares of blank check preferred stock in the future.”

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Delaware General Corporation Law, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 5, 2008, the Company dismissed Chang G. Park, CPA (“Park”) as its independent registered public accounting firm. This action was approved by the Company’s board of directors. Park had been engaged by Laurier to audit its financial statements for the years ended December 31, 2007 and 2006 and for the period from March 8, 2000 (inception) to December 31, 2007.

The reports of Park on their audits of the financial statements of Laurier as of and for the two most recent fiscal years prior to dismissal contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except as follows: Park’s report on the Company’s financial statements as of and for the year ended December 31, 2007, which financial statements and report were included in Laurier’s Annual Report on Form 10-KSB for the year ended December 31, 2007, contained a separate paragraph that included a statement that raised substantial doubt about Laurier’s ability to continue as a going concern.

During Laurier’s two most recently completed fiscal years and the subsequent interim period through June 5, 2008, the date of the Company’s dismissal of Park, there were no disagreements with Park on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Park, would have caused them to make reference thereto in its report on the financial statements for such years. During the Company’s two most recently completed fiscal years and through June 5, 2008, none of the reportable events specified in Item 304(a)(v) of Regulation S-K have occurred.

The Company requested that Park furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter, dated June 5, 2008, is filed as Exhibit 16.1 to this Form 8-K.

On June 5, 2008, the Company engaged Hays & Company LLP to be its independent registered public accounting firm. The Company’s engagement of Hays & Company LLP was approved by the Company’s board of directors. During the two most recent fiscal years and through June 5, 2008, the Company has not consulted with Hays & Company LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and either a written report was provided to the Company or oral advice was provided that Hays & Company LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement and required to be reported under Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K and the related instructions thereto.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)    As a result of the Merger described herein, attached hereto as Exhibits 99.2 and 99.3, respectively, are the unaudited financial statements of Arno Therapeutics, Inc. as of and for the three months ended March 31, 2008, and audited financial statements of Arno Therapeutics, Inc. as of and for the year ended December 31, 2007 (pro forma financial information is not included, as the pro-forma information would not be materially different from Arno’s historical financial statements).

(b)    Pro forma financial information has not been included, as it would not be materially different from the financial information of Arno as referenced above.

(c)    Exhibits. The following exhibits are filed with this report:

Exhibit	Description

2.1
Agreement and Plan of Merger, by and among Laurier International, Inc., Laurier Acquisition, Inc., and Arno Therapeutics, Inc. dated as of March 5, 2008 (incorporated by reference to Exhibit 2.1 of Laurier’s current report on Form 8-K filed on March 6, 2008).

3.1
Certificate of Incorporation of Laurier International, Inc. (incorporated by reference to Exhibit 3.1 of the registrant’s Registration Statement on Form SB-2 filed October 2, 2002, SEC file no. 333-100259).

3.2	By-laws of Laurier International, Inc. (incorporated by reference to Exhibit 3.2 of the registrant’s Registration Statement on Form SB-2 filed October 2, 2002, SEC file no. 333-100259).

4.1	Specimen Common Stock Certificate.

4.2	Form of Arno Therapeutics, Inc. Common Stock Purchase Warrant.

10.1	Employment Agreement between Arno Therapeutics, Inc. and Scott Z. Fields, M.D. dated June 1, 2007.

10.2	Letter agreement between Arno Therapeutics, Inc. and J. Chris Houchins dated September 2, 2007.

10.3	Arno Therapeutics, Inc. 2005 Stock Option Plan.

10.4	Form of option agreement for use under 2005 Stock Option Plan.

10.5	License Agreement between The University of Pittsburgh and Arno Therapeutics, Inc., dated October 25, 2006.+

10.6	License Agreement between Arno Therapeutics, Inc. and The Ohio State University Research Foundation, dated January 3, 2008.+

10.7	License Agreement between Arno Therapeutics, Inc. and The Ohio State University Research Foundation, dated January 9, 2008.+

10.8	Form of Subscription Agreement between Arno Therapeutics, Inc. and the investors in the June 2, 2008 private placement.

16.1	Letter from Chang G. Park, CPA dated June 5, 2008, regarding change in certifying accountants.

99.1	Press Release dated June 4, 2008.

99.2
Unaudited financial statements of Arno Therapeutics, Inc. as of and for the three months ended March 31, 2008 and 2007 (pro forma financial information is not included, as the pro-forma information would not be materially different from Arno’s historical financial statements).

99.3
Audited financial statements of Arno Therapeutics, Inc. as of and for the year ended December 31, 2007 (pro forma financial information is not included, as the pro-forma information would not be materially different from Arno’s historical financial statements).

+ Confidential treatment requested as to certain portions of this exhibit. Such portions have been redacted and filed separately with the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARNO THERAPEUTICS, INC.

Date: June 9, 2008	By:	/s/ Scott Z. Fields
Scott Z. Fields, M.D.

INDEX TO EXHIBITS

Exhibit	Description

2.1
Agreement and Plan of Merger, by and among Laurier International, Inc., Laurier Acquisition, Inc., and Arno Therapeutics, Inc. dated as of March 5, 2008 (incorporated by reference to Exhibit 2.1 of Laurier’s current report on Form 8-K filed on March 6, 2008).

3.1
Certificate of Incorporation of Laurier International, Inc. (incorporated by reference to Exhibit 3.1 of the registrant’s Registration Statement on Form SB-2 filed October 2, 2002, SEC file no. 333-100259).

3.2	By-laws of Laurier International, Inc. (incorporated by reference to Exhibit 3.2 of the registrant’s Registration Statement on Form SB-2 filed October 2, 2002, SEC file no. 333-100259).

4.1	Specimen Common Stock Certificate.

4.2	Form of Arno Therapeutics, Inc. Common Stock Purchase Warrant.

10.1	Employment Agreement between Arno Therapeutics, Inc. and Scott Z. Fields, M.D. dated June 1, 2007.

10.2	Letter agreement between Arno Therapeutics, Inc. and J. Chris Houchins dated September 2, 2007.

10.3	Arno Therapeutics, Inc. 2005 Stock Option Plan.

10.4	Form of option agreement for use under 2005 Stock Option Plan.

10.5	License Agreement between The University of Pittsburgh and Arno Therapeutics, Inc., dated October 25, 2006.+

10.6	License Agreement between Arno Therapeutics, Inc. and The Ohio State University Research Foundation, dated January 3, 2008.+

10.7	License Agreement between Arno Therapeutics, Inc. and The Ohio State University Research Foundation, dated January 9, 2008.+

10.8	Form of Subscription Agreement between Arno Therapeutics, Inc. and the investors in the June 2, 2008 private placement.

16.1	Letter from Chang G. Park, CPA dated June 5, 2008, regarding change in certifying accountants.

99.1	Press Release dated June 4, 2008.

99.2
Unaudited financial statements of Arno Therapeutics, Inc. as of and for the three months ended March 31, 2008 and 2007 (pro forma financial information is not included, as the pro-forma information would not be materially different from Arno’s historical financial statements).

99.3
Audited financial statements of Arno Therapeutics, Inc. as of and for the year ended December 31, 2007 (pro forma financial information is not included, as the pro-forma information would not be materially different from Arno’s historical financial statements).